Exhibit 99.1

     FIRST CASH REPORTS 19TH CONSECUTIVE QUARTER OF DOUBLE-DIGIT EPS GROWTH;
                         THIRD QUARTER EPS INCREASES 26%

    ARLINGTON, Texas, Oct. 18 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced record-setting revenues, net income and earnings per share for the three months ended September 30, 2005. In addition, this marked the Company's 19th consecutive quarter of achieving double-digit earnings per share growth.

    Earnings
     * Third quarter 2005 diluted earnings per share were $0.39, an increase of 26% compared to $0.31 diluted earnings per share for the third quarter of 2004.

     * For the nine months ending September 30, 2005, diluted earnings per share were $1.06, an increase of 23% over $0.86 earnings per share for the same period in 2004.

     * Diluted earnings per share from continuing operations for the trailing twelve months ending September 30, 2005 were $1.42, an increase of 26% over $1.13 for the trailing twelve months ending September 30, 2004.

     * Net income for the third quarter was $6.4 million. This represents a 23% increase over third quarter 2004 net income of $5.2 million.

     * Year-to-date net income was $17.7 million, compared to $14.6 million for the first nine months of 2004, which represents an increase of 21%.

    Revenues
     * Total revenues for the third quarter were $54.3 million, an increase of 17% compared to $46.5 million for the third quarter of 2004. Year-to-date revenues were $147.6 million, up from $128.7 million in the comparative period last year, which represents a 15% increase.

     * Pawn service fees increased 19% in the third quarter of 2005 compared to the prior year, while aggregate short-term advance and credit services fees increased by 18% over the third quarter of last year.

     * Merchandise sales for the quarter increased by 16% compared to last year. A significant component of merchandise sales is non-retail sales of scrap jewelry, especially in the Company's newer pawn stores. Such scrap sales increased from $5.4 million in the third quarter of 2004 to $6.2 million in the third quarter of 2005.

     * Same-store revenues for the third quarter of 2005 increased by 10% over the comparable prior-year period. Same-store revenue increases, which include merchandise sales, pawn service fees, and payday advance and credit services fees, were realized across all major revenue lines.

    Growth and Expansion
     * The Company has opened 34 new stores during the first nine months of the year, bringing the total store count to 313 units at September 30, 2005. In addition, the Company operates 40 financial services kiosks located inside convenience stores.

     * Total pawn receivables increased 17%, from $24.9 million at September 30, 2004, to $29.2 million at September 30, 2005. Pawn receivables in the Company's Mexico stores increased by 31% over the past twelve months, while pawn receivables in its U.S. stores increased by 11% over the same period.

     * During the third quarter the Company transitioned its short-term advance product in all Texas locations from a bank-funded model to its new credit services product. While outstanding short-term receivables as of September 30, 2005 in Texas decreased by $7.7 million on a year-over-year basis, the Company's credit services customers had net new loans outstanding with an independent lender in the amount of $10.0 million. Accordingly, the combined bank-funded and credit services-originated loan volumes in Texas at September 30, 2005 increased 29% compared to the prior year. Payday advance receivables in the Company's non-Texas locations increased from $6.0 million at September 30, 2004 to $6.3 million at September 30, 2005, an increase of 5%.

    Operating Metrics
     * The operating margin, calculated as income before taxes as a percentage of revenues, was 18.5% for the current quarter, compared to 17.7% for the same period last year.

     * Return on stockholders' equity for the trailing twelve months ended September 30, 2005, was 16.0%, compared to 15.2% for the comparable period last year.

     * Inventory turns for the trailing twelve months improved to 3.2 times at the end of the current 2005 quarter, compared to 3.0 times for the trailing twelve months last year.

     * The payday advance and credit services loss provision decreased from 28% of fees in the third quarter of 2004 to 25% in the third quarter of 2005. During the quarter, the Company received approximately $900,000 from the sale of certain previously written-off payday advance receivables, which was recorded as a credit to the overall loss provision, as are all recoveries of previously written-off receivables. It is anticipated that such sales of selected written-off receivables, along with the implementation of other collection improvement initiatives, will continue into future periods for the purpose of ongoing reduction of the payday advance and credit services loss provision.

     * Gross profit margins on total merchandise sales, both retail and non-retail, for the third quarter of 2005 were 39%, compared to 38% in the prior year. Retail merchandise margins, which do not include bulk jewelry scrap sales, were 45% for the third quarter of both 2005 and 2004.

    Financial Position & Liquidity
     * Earnings before interest, taxes, depreciation and amortization (EBITDA) for the trailing twelve month period ended September 30, 2005 totaled $42.6 million, an increase of 23% compared to $34.7 million to the trailing twelve month period ended September 30, 2004. This non-GAAP measure for 2005 is derived by adding back combined interest, provision for income taxes and depreciation expense of $18.8 million to net income of $23.8 million for the trailing twelve month period. For 2004, it is derived by adding back combined interest, provision for income taxes and depreciation expense of $15.3 million to net income from continuing operations of $19.4 million for the trailing twelve month period. The Company provides a more detailed reconciliation of this non-GAAP measure in its financial reporting.

     * Cash balances as of September 30, 2005 totaled almost $30 million, of which $17 million was required for daily store and administrative operations; the remaining $13 million represented excess cash reserves currently on-hand.

     * With total assets of $170 million and total liabilities of $17 million as of September 30, 2005, the ratio of total assets to total liabilities was 10 to 1. The current ratio at the current quarter end was 9 to 1.

    2005 Outlook
     * The Company previously forecast fiscal 2005 diluted earnings per share to be in a range of $1.49 to $1.53. Based on year-to-date results and projected operating trends for the fourth quarter, the Company has revised its 2005 earnings estimate to a range of $1.50 to $1.53 per share. For the fourth quarter of 2005, earnings are forecast to be in a range from $0.44 to $0.47 per share, an increase of 22% to 31% over the prior year quarter.

    Commentary & Analysis
    Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer, commented on the third quarter highlights, "We are again pleased to report exceptionally strong operating results, highlighted by a 26% increase in earnings per share for the third quarter. Significant revenue and profit growth was realized in both our mature stores and in newer stores located in our expansion markets. In addition, we successfully launched a credit services product which has replaced the bank-funded payday advance product in our Texas locations; it is already accretive to both revenues and profits in these stores."

    The Company continues to execute its expansion strategy, focusing primarily on new First Cash Pawn stores in Mexico and First Cash Advance locations in the U.S. Third quarter store openings were on target in Mexico, while new store openings in the U.S. were slightly behind target as the Company focused during the second and third quarters on the deployment of the new credit services product in the Company's Texas markets. The Company has approximately 30 new locations currently under lease, which it expects to open during the fourth quarter and early first quarter of 2006.

    As previously noted, a key accomplishment during the third quarter of 2005 was the successful rollout of the credit services product in all of the Company's Texas locations. On July 1, First Cash began marketing a fee-based credit services package in Texas, which includes access to a short-term loan funded by an independent consumer lending company. First Cash Credit, Ltd. ("FCC"), a wholly owned subsidiary of the Company, is registered as a "Credit Services Organization" in order to provide, for a fee, credit services to help consumers in obtaining credit. As part of these services, FCC assists customers in applying for loans from an independent consumer lender. Effective September 30, the Company ceased processing new bank-funded payday loans in its Texas locations and now offers exclusively the credit services product to customers seeking short-term advances. The Company currently has 58 First Cash Pawn stores, 54 First Cash Advance stores and 40 Cash & Go, Ltd. kiosks located in Texas. First Cash continues to provide its payday advance product in seven other markets where the Company is the direct issuer of payday or short-term advances under existing state and/or local regulations. In none of these markets, in Texas or elsewhere, is the Company utilizing the bank-funded model.

    In summarizing the Company's expectations for the balance of 2005 and beyond, Mr. Barron said, "First Cash is extremely well-positioned for sustained growth in earnings, revenues and new store locations. We have a profitable base of mature stores in proven markets and a significant number of new stores approaching maturity. We have consistently evidenced our ability to increase and sustain revenue growth even in our mature stores. Over the past four years we have also demonstrated our ability to execute an organic expansion strategy focused on new store openings in multiple, high-potential markets. Our balance sheet is strong, we are debt-free and our new store investments are funded entirely from operating cash flows. In short, we have high expectations for continued growth and confidence in First Cash's ability to build long-term value for our shareholders."

    Forward-Looking Information
    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the Company's diluted earnings per share forecast for the fiscal year and quarter ended December 31, 2005, its expectations for new store openings, and its expectations for continued growth of earnings, revenues and store counts. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes or increases in competition, the ability to locate, open and integrate new stores, the ability to integrate and operate the credit services product in Texas, new legislative and governmental regulations or changes to existing regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.

    About First Cash
    First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial and credit services products. The Company currently owns and operates 314 stores in eleven U.S. states and six states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check-cashing and financial services kiosks located inside convenience stores.

    First Cash has been recognized for four consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods. First Cash was also recently ranked for the second consecutive year by Fortune Small Business magazine on the "FSB 100:
America's Fastest-Growing Small Public Companies." First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS" and it is a component Company in the Russell 2000 Index.

                       FIRST CASH FINANCIAL SERVICES, INC.
                             STORE COUNT INFORMATION

    The following table details store openings and closings for the quarter and nine months ended September 30, 2005:

                           Quarter Ended             Nine Months Ended
                         September 30, 2005          September 30, 2005
                     -------------------------   -------------------------
                               Payday                      Payday
                      Pawn    Advance    Total    Pawn    Advance    Total
                     Stores    Stores   Stores   Stores    Stores   Stores
                     ------   -------   ------   ------   -------   ------
Beginning of
 period count           214        93      307      197        87      284
New stores opened         8         1        9       27         7       34
Stores closed or
 consolidated            (3)      ---       (3)      (5)      ---       (5)
End of period
 count                  219        94      313      219        94      313

    For the quarter and nine months ended September 30, 2005, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above chart. No kiosks were opened or closed during the nine-month period ended September 30, 2005.

                       FIRST CASH FINANCIAL SERVICES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                        Quarter Ended               Nine Months Ended
                                        September 30,                 September 30,
                                 ---------------------------   ---------------------------
                                     2005           2004           2005           2004
                                 ------------   ------------   ------------   ------------
                                    (unaudited, in thousands, except per share amounts)
Revenues:
  Merchandise sales              $     25,441   $     22,006   $     72,222   $     61,103
  Pawn service fees                    10,732          8,998         29,255         25,176
  Short-term advance
   and credit services
   fees                                17,200         14,545         43,131         39,187
  Check cashing fees                      671            683          2,188          2,316

  Other                                   263            312            838            930
                                       54,307         46,544        147,634        128,712
Cost of revenues:
  Cost of goods sold                   15,635         13,603         43,605         36,330
  Short-term advance
   and credit services
   loss provision                       4,257          4,007          8,856          8,413
  Check cashing returned
   items expense                           72             50            206            179
                                       19,964         17,660         52,667         44,922

Gross profit                           34,343         28,884         94,967         83,790

Expenses:
  Store operating
   expenses                            17,574         15,353         49,499         44,723
  Administrative
   expenses                             5,251          4,208         13,676         12,870
  Depreciation                          1,533          1,073          4,195          2,982
  Interest expense                        ---             17            ---             60
  Interest income                         (46)           (10)          (217)           (42)
                                       24,312         20,641         67,153         60,593

Income before
 income taxes                          10,031          8,243         27,814         23,197
Provision for
 income taxes                           3,661          3,053         10,152          8,583

Net income                       $      6,370   $      5,190   $     17,662   $     14,614

Net income per share:
  Basic                          $       0.41   $       0.33   $       1.12   $       0.93
  Diluted                        $       0.39   $       0.31   $       1.06   $       0.86

Weighted average common
 shares outstanding:
  Basic                                15,571         15,750         15,771         15,738
  Diluted                              16,433         16,830         16,621         17,068

                       FIRST CASH FINANCIAL SERVICES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    September 30,
                                              -------------------------
                                                 2005          2004
                                              -----------   -----------
                                              (unaudited, in thousands)
ASSETS:
  Cash and cash equivalents                   $    29,657   $    12,288
  Service fees receivable                           4,227         4,527
  Pawn receivables                                 29,152        24,859
  Short-term advance receivables                    6,598        14,014
  Inventories                                      21,461        18,074
  Prepaid expenses and other current assets         1,812         1,303
  Income taxes receivable                             789           598
    Total current assets                           93,696        75,663
  Property and equipment, net                      22,396        16,767
  Goodwill                                         53,237        53,237
  Other                                               938           772
                                              $   170,267   $   146,439

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                            $       945   $       604
  Accrued expenses                                  9,242         6,776
    Total current liabilities                      10,187         7,380
  Revolving credit facility                           ---         2,000
  Deferred income taxes payable                     7,165         6,855
    Total liabilities                              17,352        16,235
  Stockholders' equity                            152,915       130,204
                                              $   170,267   $   146,439

SOURCE  First Cash Financial Services, Inc.
    -0-                             10/18/2005
    /CONTACT: Rick Wessel, President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /